Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Chief Financial Officer
(414) 906-6305

Manpower Reports 4th Quarter and Full-Year 2005 Results

MILWAUKEE, WI, USA, January 27, 2006 – Manpower Inc. (NYSE: MAN) today reported that net earnings per diluted share for the three months ended December 31, 2005 increased 38% to $1.01 from 73 cents in the prior year period. Net earnings in the quarter increased to $89.1 million from $69.6 million a year earlier. Revenues for the fourth quarter totaled $4.1 billion, an increase of one percent from the year-earlier period.

Results for the fourth quarter were negatively affected by relatively weaker foreign currencies compared to the prior year period. On a constant currency basis, net earnings per diluted share for the quarter were $1.07 on an 8 percent improvement in revenues. The fourth quarter was positively impacted by a lower income tax rate as a result of tax planning that was completed during the quarter.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “The Manpower team across the world delivered another solid quarter to cap off a solid year. We had outstanding performances in several geographies, including the U.S., the Nordics, Italy, Australia and Elan, our European IT staffing company.”

Net earnings per diluted share for the year ended December 31, 2005 were $2.87, an increase of 11% from $2.59 per diluted share in 2004. Net earnings were $260.1 million compared to $245.7 million in the prior year. Revenues for the year were $16.1 billion, an increase of 8 percent from the prior year. On a constant currency basis, net earnings per diluted share for the year were $2.89 on an 8 percent improvement in revenues.

Joerres stated, “We continue to make substantial progress on the strategic front with the expansion of our specialty businesses and the depth of Manpower offerings that are helping our clients win in their respective markets.

“The momentum that has been established in 2005 positions us well to take advantage of the positive market trends we are currently experiencing.

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“We are anticipating the first quarter of 2006 diluted net earnings per share to be in the range of 36 to 39 cents. This includes an estimated negative currency impact of 3 cents and the impact of expensing stock options of 3 cents per diluted share.”

Included in the 2004 results was a first quarter non-operating gains of $14.2 million ($10.2 million net of income taxes), or 11 cents per diluted share and a third quarter favorable adjustment to the income tax provision of $8.0 million or 8 cents per diluted share.

In conjunction with its fourth quarter earnings release, Manpower will broadcast its conference call live over the Internet on January 27, 2006 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

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About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle. The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition; organizational consulting; and professional financial services. Manpower’s worldwide network of 4,400 offices in 72 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities. In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells and Elan. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Forward-Looking Statements’ in its Annual Report on Form 10-K for the year ended December 31, 2004, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended December 31
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$4,123.2	$4,072.7	1.2%	7.9%
Cost of services	3,352.4	3,308.5	1.3%

Gross profit	770.8	764.2	0.9%	7.1%
Selling and administrative expenses	638.5	646.7	-1.3%	4.6%

Operating profit	132.3	117.5	12.6%	20.5%
Interest and other expense	6.9	8.9	-22.0%

Earnings before income taxes	125.4	108.6	15.4%
Provision for income taxes	36.3	39.0	-7.0%

Net earnings	$89.1	$69.6	27.9%	41.0%

Net earnings per share - basic	$1.02	$0.77	32.5%

Net earnings per share - diluted	$1.01	$0.73	38.4%	46.6%

Weighted average shares - basic	87.2	90.1	-3.3%

Weighted average shares - diluted	88.5	97.5	-9.2%

(a)	Revenues from services include fees received from our franchise offices of $9.1 million and $9.5 million for the three months ended December 31, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $388.6 million and $418.2 million for the three months ended December 31, 2005 and 2004, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended December 31
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$534.2	$517.4	3.2%	3.2%
France	1,381.6	1,409.9	-2.0%	6.9%
EMEA	1,467.1	1,435.8	2.2%	10.9%
Jefferson Wells	96.1	102.9	-6.5%	-6.5%
Right	97.4	106.9	-8.9%	-5.4%
Other Operations	546.8	499.8	9.4%	12.3%

	$4,123.2	$4,072.7	1.2%	7.9%

Operating Unit Profit:
United States	$23.2	$16.8	38.4%	38.4%
France	47.3	55.0	-14.1%	-6.2%
EMEA	53.9	41.3	30.4%	42.9%
Jefferson Wells	4.4	13.2	-66.5%	-66.5%
Right	3.3	(0.4)	N/A	N/A
Other Operations	19.4	10.3	87.1%	91.3%

	151.5	136.2
Corporate expenses	15.9	15.4
Amortization of intangible assets	3.3	3.3

Operating profit	132.3	117.5	12.6%	20.5%
Interest and other expense (b)	6.9	8.9

Earnings before income taxes	$125.4	$108.6

(a)	In the United States, revenues from services include fees received from the related franchise offices of $6.5 million and $6.7 million for the three months ended December 31, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $311.8 million and $310.4 million for the three months ended December 31, 2005 and 2004, respectively.

(b)	The components of interest and other expense (income) were:

Interest expense	$11.9	$11.4
Interest income	(3.4)	(3.2)
Foreign exchange gains	—	(1.5)
Miscellaneous (income) expense, net	(1.6)	2.2

	$6.9	$8.9

Manpower Inc.

Results of Operations

(In millions, except per share data)

	Year Ended December 31
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$16,080.4	$14,930.0	7.7%	7.7%
Cost of services	13,131.8	12,141.9	8.2%

Gross profit	2,948.6	2,788.1	5.8%	5.7%
Selling and administrative expenses	2,512.1	2,392.3	5.0%	4.9%

Operating profit	436.5	395.8	10.3%	10.9%
Interest and other expenses	41.8	26.3	59.2%

Earnings before income taxes	394.7	369.5	6.8%
Provision for income taxes	134.6	123.8	8.7%

Net earnings	$260.1	$245.7	5.9%	7.9%

Net earnings per share - basic	$2.95	$2.76	6.9%

Net earnings per share - diluted	$2.87	$2.59	10.8%	11.6%

Weighted average shares - basic	88.1	88.9	-0.9%

Weighted average shares - diluted	91.1	96.8	-5.8%

(a)	Revenues from services include fees received from our franchise offices of $35.8 million and $34.5 million for the year ended December 31, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,510.7 million and $1,487.1 million for the year ended December 31, 2005 and 2004, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Year Ended December 31
			% Variance
	2005	2004	Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$2,048.3	$2,041.1	0.4%	0.4%
France	5,532.0	5,226.7	5.8%	6.1%
EMEA	5,604.8	5,084.3	10.2%	10.7%
Jefferson Wells	386.2	340.6	13.4%	13.4%
Right	405.9	431.1	-5.9%	-6.4%
Other Operations	2,103.2	1,806.2	16.4%	14.5%

	$16,080.4	$14,930.0	7.7%	7.7%

Operating Unit Profit:
United States	$68.7	$49.3	39.3%	39.3%
France	166.5	178.8	-6.9%	-6.1%
EMEA	153.9	115.1	33.7%	36.6%
Jefferson Wells	33.3	51.4	-35.2%	-35.2%
Right	24.5	24.5	0.0%	-4.7%
Other Operations	61.7	46.0	34.1%	31.8%

	508.6	465.1
Corporate expenses	59.0	57.0
Amortization of intangible assets	13.1	12.3

Operating profit	436.5	395.8	10.3%	10.9%
Interest and other expenses (b)	41.8	26.3

Earnings before income taxes	$394.7	$369.5

(a)	In the United States, revenues from services include fees received from the related franchise offices of $24.9 million and $25.0 million for the year ended December 31, 2005 and 2004, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $1,196.9 million and $1,181.5 million for the year ended December 31, 2005 and 2004, respectively.

(b)	The components of interest and other expense (income) were:

Interest expense	$46.7	$45.4
Interest income	(9.8)	(9.4)
Foreign exchange gains	—	(1.6)
Miscellaneous expense (income), net	4.9	(8.1)

	$41.8	$26.3

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Dec. 31 2005	Dec. 31 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$454.9	$531.8
Accounts receivable, net	3,208.2	3,227.8
Prepaid expenses and other assets	107.5	161.4
Future income tax benefits	72.6	96.5

Total current assets	3,843.2	4,017.5
Other assets:
Goodwill and other intangible assets, net	1,256.5	1,297.0
Other assets	271.4	305.5

Total other assets	1,527.9	1,602.5
Property and equipment:
Land, buildings, leasehold improvements and equipment	642.4	669.8
Less: accumulated depreciation and amortization	446.0	446.7

Net property and equipment	196.4	223.1

Total assets	$5,567.5	$5,843.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$685.4	$687.1
Employee compensation payable	150.6	156.0
Accrued liabilities	435.4	505.7
Accrued payroll taxes and insurance	607.2	569.6
Value added taxes payable	441.9	457.8
Short-term borrowings and current maturities of long-term debt	260.0	225.7

Total current liabilities	2,580.5	2,601.9
Other liabilities:
Long-term debt	475.0	676.1
Other long-term liabilities	365.4	391.1

Total other liabilities	840.4	1,067.2
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,346.7	2,296.4
Retained earnings	269.9	51.0
Accumulated other comprehensive income	(11.0)	109.4
Treasury stock, at cost	(460.0)	(283.8)

Total shareholders’ equity	2,146.6	2,174.0

Total liabilities and shareholders’ equity	$5,567.5	$5,843.1

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31
	2005	2004
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$260.1	$245.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	92.9	86.5
Amortization of discount on convertible debentures	1.9	7.8
Deferred income taxes	50.0	(8.8)
Provision for doubtful accounts	22.9	27.3
Other non-operating gains	(2.6)	(14.2)
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	(350.4)	(363.9)
Other assets	(47.0)	41.5
Other liabilities	244.6	165.5

Cash provided by operating activities	272.4	187.4

Cash Flows from Investing Activities:
Capital expenditures	(77.6)	(67.9)
Acquisitions of businesses, net of cash acquired	(12.9)	(117.3)
Proceeds from sale of an equity interest	—	29.8
Proceeds from the sale of property and equipment	4.8	5.6

Cash used by investing activities	(85.7)	(149.8)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	169.5	5.7
Cash paid to settle convertible debentures	(206.6)	—
Proceeds from settlement of swap agreements	50.7	—
Proceeds from stock option and purchase plans	29.7	60.0
Repurchases of common stock	(217.6)	—
Dividends paid	(41.2)	(27.1)

Cash (used) provided by financing activities	(215.5)	38.6

Effect of exchange rate changes on cash	(48.1)	29.4

Change in cash and cash equivalents	(76.9)	105.6
Cash and cash equivalents, beginning of period	531.8	426.2

Cash and cash equivalents, end of period	$454.9	$531.8